Exhibit 99.1

C-Chip Technologies Corporation
4710 St. Ambroise, Suite 227, Montréal, Quebec, H4C 2C7
(514) 337-2447 // 1 877 339-CHIP // info@C-Chip.com

C-CHIP ACQUIRES AVENSYS, A FIBER OPTICS SENSOR COMPANY WITH REVENUES OF CDN$13.4M IN 2004

A major step forward in the broadened mission to Global Risk Management

MONTREAL - (BUSINESS WIRE) - March 14, 2005 - C-Chip Technologies Corporation (OTCBB: CCHI / Frankfurt: CCP-WKN: 255471) is pleased to announce that it has concluded the acquisition of Avensys Inc. ( www.avensys.ca ), a leader in risk management monitoring solutions for commercial and industrial buildings, infrastructures and various environments.

In consideration for the acquisition, C-Chip issued 10,400,000 of its restricted common shares to over 70 selling shareholders of Avensys. Under an escrow agreement, the restricted shares issued by C-Chip will be released to the shareholders of Avensys over an 18 month period. The transaction between C-Chip and the shareholders of Avensys is valued at $9.75 million Canadian dollars. In its latest fiscal year, ended May 2004, Avensys reported revenue of $13.4 million Canadian dollars and was profitable.

Stephane Solis, President & CEO of C-Chip stated: "Avensys will become a central part of C-Chip's risk management offerings with important potential cross-effects for our overall security portfolio. The Avensys technology is an important tool in providing real-time early warning and measuring for potential natural and industrial disasters and other conditions. Furthermore, Avensys presents significant potential for long term growth through its world leading R&D program in optical sensing technologies. With already sizeable revenue in a very fragmented but rapidly growing market for environmental monitoring solutions, it is our intent to position Avensys as an agent of growth through both organic expansion and market consolidation initiatives. I am thrilled to welcome Avensys in the C-Chip family."

Avensys offers leading edge fiber optics sensor technology to monitor a variety of environments, including air, water, soil as well as buildings and infrastructures. The reputation of Avensys has been built on years of experience in solving environmental monitoring problems, from micro scale in-building sensing systems to the real time monitoring of temperature, humidity, pressure or chemical levels to macro scale wireless landslide and flood warning systems in different countries. Through integrated solutions and services branded under the name SenseYourWorldTM, Avensys combines skills, staff and the knowledge to integrate multiple monitoring technologies to deliver real-time, automated, cost-efficient data to business users requesting increased market intelligence.

Projects conducted by Avensys have included:

*     Complete suite of fiber optic wireless & Internet monitoring solutions for the environment and geotechnical industries with beta sites in place for strain sensing solutions in China and the USA.

*     Complete integrated wireless solutions to monitor various gas emissions from client's landfills for methane and other gases.

*     Implementation of a manual on site water level monitoring system for different rivers in British Guyana.

*     Implementation of a dedicated phone line system to monitor land slide risks on the hills surrounding Hong Kong.

*     Implementation of a Dial Up based system for the monitoring of road conditions in Quebec (Temperature/Ice).

"Avensys currently benefits from operating the largest manufacturing capacity of Fiber Bragg Gratings in the world, which is the underlying technology for its temperature, pressure, humidity and strain sensors and the basis for future chemical sensors. Avensys' future generation of sensors will leapfrog ahead of existing measurement methods currently based on laboratory tests," further commented Stephane Solis, President and CEO of C-Chip.

With over 1000 established customers in North America, Europe and Asia, Avensys benefits from an excellent reputation as well as a strong clientele base to create market traction for its products and solutions. Avensys has offices in Montreal, Toronto, Vancouver and an R&D laboratory in Trois-Rivières.

The Avensys acquisition is the third to be completed by C-Chip since its announcement earlier this year that it would enlarge its mission. From the outset, C-Chip's mission had centered on developing risk management solutions. This has included the development of cutting edge anti-theft systems for the automotive and power sport vehicle markets, as well as web-based asset tracking and Credit Management systems which give credit granters the ability to monitor and control their leased or financed assets. Subsequent events have reinforced our opinion that the Security industry, and the broader Risk Management industry, offer significant opportunity for growth. The new broadened goal is to quickly attain a leading position within this industry, through internal growth and an aggressive acquisition program.

Our growth model is simple; in the Risk Management industry, consolidation through an acquisition policy presents an excellent growth opportunity. There are substantial hedging opportunities in buying privately-held companies, as there is a clear discrepancy between the value assigned to publicly traded companies in that sector and what they can be purchased for on a private basis. In seeking to maximize shareholder value, our management intends to make the most of this discrepancy.

About C-Chip Technologies Corporation
 C-Chip Technologies Corporation operates in the risk management industry, offering both solutions and security services. C-Chip itself is positioned in an emerging and rapidly growing industry that is about interconnecting machines with IT infrastructures and mobile assets. We integrate wireless communications, online transactions, software applications, RFID technology, the Internet and, when location is required, GPS technology to enable business users to efficiently access, control, manage and monitor remote assets at low costs. Through its wholly-owned subsidiary Avensys, C-Chip also offers risk management solutions enabling business and corporations to monitor different types of environments, including Air, Soil, Water as well as buildings and infrastructures.

Through wholly-owned subsidiaries, Canadian Security Agency (2004) Inc. and Chartrand Laframboise Investigation, C-Chip also provides corporations and institutions security services including corporate investigation, surveillance, electronic monitoring and protection of personnel and premises.

C-Chip's goal is to be recognized as a leading provider of security services and risk management solutions used by corporations and institutions. Detailed information on our risk management solutions, their applications and our security services is available on our web site at www.c-chip.com

Contact:

Mr. Stephane Solis,
President & CEO
C-Chip Technologies Corporation
514-337-2447
ssolis@c-chip.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward looking statements are not guarantees of performance, and C-Chip Technologies Corporation results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release and C-Chip Technologies Corporation undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.